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IMTECH CORPORATION PRESS RELEASE

For Immediate Release                   For Further Information Contact:
                                        Joseph Gitto, President and CFO
                                        (212) 306-6201



IMTECH CORPORATION ACQUIRES THE SKILLCRAFT GROUP

NEW YORK, NEW YORK - JULY 27, 1998 - Information Management Technologies Corporation (IMTECH) (NASDAQ: IMTKA (Class A Common Stock)) announced today that it has completed the acquisition of KRL Litho (d/b/a The Skillcraft Group), a leading provider of commercial printing, graphic arts design, and fulfillment services located in New York City. The terms of the acquisition are not immediately available.

"The marriage of IMTECH and Skillcraft," says Matti Kon, Chairman and CEO of IMTECH Corporation, "realizes complementary strengths until now existing separately at each organization." Plans for integrating the two companies include operating The Skillcraft Group and IMTECH as separate divisions under a new consolidated management entity named SkillTech Global Graphics and Communications, Inc. (SkillTech).

"By creating SkillTech," says Kon, "we are leveraging the combined abilities of both organizations to serve existing clients better and to develop new products and new opportunities with clients in the financial services and investment banking industries and beyond." According to another IMTECH spokesperson, it is anticipated that the combined entities will immediately generate revenues in excess of (US) $20 million. Furthermore, exceptional growth opportunities are readily available through cross-selling to the combined organization's diverse client base.

Harold Russell, former principal and president of The Skillcraft Group, will remain active with the company as president of The Skillcraft Division of SkillTech. According to Russell, the acquisition is the result of a common vision to integrate the two entities and provide clients an increased variety and level of service. "Both companies have experienced mergers and acquisitions on the client-side that sometimes benefit and other times disrupt the client base. The combined entity will be fully prepared to provide a broader range of services from on demand to commercial printing needed by new 'mega-clients' created by recent mergers."

IMTECH Corporation's operations include on demand services supported by small to medium format, traditional and digital press and high speed duplication systems. IMTECH's partnership with technology service providers has enabled it to integrate cutting-edge printing and duplication methods, to develop sophisticated production management systems, and to provide technology support to its global client base.

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The Skillcraft Group's operations include both digital and traditional prepress facilities, along with large format press machines producing finished materials ranging to five-color and more. The company has operated for 32 years and maintains a global presence supported by established global partnerships in Europe and Asia.

 The statement in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence if unanticipated events.

IMTECH provides on-site and off-site outsourcing services to firms in the services sector. These services include Research Report Services, Laser Printing, Global Print-on-Demand and Distribution, Legal Duplication, and Facilities Management Services.